Exhibit 4.7

THE AES CORPORATION

as Issuer

AND

WELLS FARGO BANK, N.A.

as Trustee

ELEVENTH SUPPLEMENTAL INDENTURE

Dated as of October 15, 2007

TO

SENIOR INDENTURE

Dated as of December 8, 1998

7.75% Senior Notes due 2015

The ELEVENTH SUPPLEMENTAL INDENTURE, is dated as of this 15th day of October, 2007 (the “Eleventh Supplemental Indenture”), between THE AES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), and WELLS FARGO BANK, N.A., a national banking association, as trustee (hereinafter referred to as the “Trustee”), as successor trustee to BANK ONE, NATIONAL ASSOCIATION.

WHEREAS, the Company entered into a Senior Indenture dated as of December 8, 1998 between the Company and the Trustee to provide for the future issuance of its senior debentures, notes or other evidences of indebtedness (collectively, the “Securities”), said Securities to be issued from time to time in series as might be determined by the Company pursuant to the Indenture and, in an unlimited aggregate principal amount;

WHEREAS, the Company and the Trustee have entered into a First Supplemental Indenture, a Second Supplemental Indenture, a Third Supplemental Indenture, a Fourth Supplemental Indenture, a Fifth Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture, an Eighth Supplemental Indenture, a Ninth Supplemental Indenture and a Tenth Supplemental Indenture providing for the creation and issuance of various series of Securities and/or amendments to the Indenture (the Indenture, as so amended and supplemented by the forgoing supplemental indentures and this Eleventh Supplemental Indenture is hereinafter referred to as, the “Indenture”);

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 7.75% Senior Notes due 2015, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Eleventh Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Eleventh Supplemental Indenture, and all requirements necessary to make this Eleventh Supplemental Indenture a valid instrument, in accordance with its terms, and to make the 7.75% Senior Notes due 2015, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been satisfied; and

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the 7.75% Senior Notes due 2015 and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION  1.1. TERMS DEFINED IN THE INDENTURE.

Each capitalized term used but not defined in this Eleventh Supplemental Indenture shall have the meaning assigned to such term in the Indenture.

SECTION  1.2. CERTAIN DEFINITIONS.

The following definitions are hereby added to the definitions contained in Section 1.1 of the Indenture, but only with respect to the 7.75% Senior Notes due 2015 issued in accordance with the provisions hereof:

“Additional Notes” means any notes issued under this Eleventh Supplemental Indenture in addition to the Initial Notes or Exchange Notes having the same terms in all respects as the Initial Notes or Exchange Notes, as the case may be.

“Additional Interest” has the meaning ascribed to such term in the Registration Rights Agreement.

“Attributable Debt” means the present value (discounted at the rate of 8.00% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Board of Directors” means either the Board of Directors of the Company or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act under the Indenture.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons, (ii) a Person or group (as so defined)

of Persons shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

“Change of Control Offer” shall have the meaning provided in Section 4.1.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of the Company and its Subsidiaries contained in the latest annual report to the stockholders of the Company and prepared in accordance with GAAP.

“DTC” has the meaning provided in Section 2.1.

“Exchange Notes” means the 7.75% Senior Notes due 2015 (the terms of which are identical to the Initial Notes except that the Exchange Notes shall be registered under the Securities Act, and shall not contain the restrictive legend on the face of the Initial Notes), to be issued in exchange for the Initial Notes pursuant to the registered Exchange Offer.

“Exchange Offer” means the offer by the Company to each Holder of the Initial Notes to exchange the aggregate principal amount of Initial Notes held by such Holder for an equal aggregate principal amount of Exchange Notes, all in accordance with the terms and conditions of the Registration Rights Agreement.

“Funded Debt” means indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of the determination of the amount thereof.

“Global Securities” has the meaning provided in Section 2.1

“Initial Notes” means the 7.75% Senior Notes due 2015 of the Company issued on October 15, 2007 and delivered under this Supplemental Indenture.

“Issue Date” means October 15, 2007, the date of the original issuance of the Initial Notes.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes issued on or after the Issue Date in accordance with clause (iii) of Section 2.2(a) treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Offshore Global Securities” has the meaning provided in Section 2.1.

“Offshore Physical Securities” has the meaning provided in Section 2.1.

“Physical Securities” has the meaning provided in Section 2.1.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of the Company determine in good faith is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety.

“Private Placement Legend” has the meaning provided in Section 2.5.

“QIB” means any “qualified institutional buyer” (as defined under the Securities Act).

“Registration Default” has the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Issue Date among the Company and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Regulation S” means Regulation S under the Securities Act.

“Repurchase Date” shall have the meaning provided in Section 4.1 hereof.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Security constitutes a Restricted Security.

“Rule 144A” means Rule 144A under the Securities Act.

“U.S. Global Securities” has the meaning provided in Section 2.1.

“U.S. Physical Securities” has the meaning provided in Section 2.1.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

ARTICLE TWO

THE NOTES

SECTION  2.1. FORM AND DATING.

(a)           The Notes shall be substantially in the form of Exhibit A hereto, which is a part of this Eleventh Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Eleventh Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes. The Notes will initially be issued as Global Securities. The Company initially appoints The Depository Trust Company (“DTC”) and the Trustee to act as Depositary and custodian, respectively, with respect to the Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar with respect to the Notes. Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “U.S. Global Securities”), registered in the name of the nominee of the Depository, deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.5. The aggregate principal amount of the U.S. Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

(b)           Securities issued in exchange for interests in the U.S. Global Securities pursuant to Section 2.6 may be issued in the form of Physical Securities (“U.S. Physical Securities”) and shall bear the first legend set forth in Section 2.5.

(c)           Securities offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more global Securities in registered form, substantially in the form set forth in Exhibit A (the “Offshore Global Securities”), registered in the name of the nominee of the Depository, deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.5. The aggregate principal amount of the Offshore Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

(d)           Securities issued in exchange for interests in the Offshore Global Securities may be issued in the form of Physical Securities in registered form (the “Offshore Physical Securities”).

(e)           The Offshore Physical Securities and the U.S. Physical Securities are sometimes collectively herein referred to as the “Physical Securities.”  The U.S. Global Securities and the Offshore Global Securities are sometimes referred to herein as the “Global Securities.

SECTION  2.2. EXECUTION AND AUTHENTICATION

(a)           The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in the aggregate principal amount of $500.0 million, (ii) Exchange Notes and (iii) any Additional Notes, (such Notes to be substantially in the form of Exhibit A) in an unlimited amount, in each case, upon written orders of the Company in the form of an Officers’ Certificate. Each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes issued under clause (i), (ii) or (iii), respectively, of the preceding sentence, and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as a Global Security or Physical Securities. Such Notes shall initially be in the form of one or more Global Securities, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depository for such Global Security or Securities or its nominee and (iii) shall be held by the Trustee as custodian for the Depository or pursuant to the Depository’s instruction.

(b)           The Notes shall be issuable only in registered form without coupons in the principal amount of at least $2,000 and integral multiples of $1,000 thereafter.

SECTION  2.3. INTEREST.

Interest on the Notes shall be payable in the amount, on the dates and in the manner provided for in the form of the Note attached hereto as Exhibit A. Upon the occurrence of a Registration Default under the Registration Rights Agreement, the Notes shall be entitled to Additional Interest accruing during the periods described in the Registration Rights Agreement. All references in the Indenture and the Notes to “interest” shall be deemed to include any Additional Interest.

SECTION  2.4. PLACE OF PAYMENT.

(a)           The place of payment for the Notes shall be the Borough of Manhattan, The City of New York, or Minneapolis, Minnesota. So long as the Notes are in the form of Registered Global Securities, the Company agrees that payments of interest on, and any portion of the Principal of, the Notes shall be made by the Paying Agent, upon receipt from the Company of immediately available funds, directly to the Depositary (by Federal funds wire transfer)

SECTION  2.5. RESTRICTIVE LEGENDS.

(a)           Unless and until an Initial Note is exchanged for an Exchange Note or sold in connection with an effective registration statement under the Securities Act pursuant to the Registration Rights Agreement, the U.S. Global Securities, U.S. Physical Securities and Offshore Global Securities shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE LAWS OF ANY STATE OR OTHER

JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS NOT A UNITED STATES PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND (2) AGREES FOR THE BENEFIT OF THE AES CORPORATION (“AES”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO AES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, AES RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Each Global Security shall also bear the following legend on the face thereof:

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY ANY SUCH NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR

PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.6 OF THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE.

SECTION  2.6. SPECIAL TRANSFER PROVISIONS.

(a)           The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to any institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (an “Accredited Investor” or an “Institutional Accredited Investor”) which is not a QIB (excluding transfers to Non-U.S. Persons, which shall be governed by clause (c)):

(i)    The Registrar shall register the transfer in an aggregate principal amount of at least $250,000 of any Note constituting a Restricted Security, whether or not such Security bears the Private Placement Legend, if the proposed transferee has delivered to the Registrar a certificate substantially in the form Exhibit B hereto, and the proposed transferee has delivered to the Registrar and the Company an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act and such other certifications, legal opinions or other information that the Trustee may reasonably request in order to confirm that such transaction is being made pursuant to an exemption form or in a transaction not subject to the registration requirements of the Securities Act; and

(ii)   If the proposed transferor is a member of, or participant in, the Depository (an “Agent Member”) holding a beneficial interest in a U.S. Global Security, whether or not such Note bears a Private Placement Legend, upon receipt by the Registrar of (x) the certificate and opinion, if any, required by paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures, whereupon (a) the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the applicable U.S. Global Security in an amount equal to the principal amount of the beneficial interest in such U.S. Global Security to be transferred, and an increase in the applicable Global Security to which the beneficial interest is to be transferred or shall authenticate and deliver one or more U.S. Physical Securities of like tenor and amount.

(b)           The following provisions shall apply with respect to the registration of any proposed transfer of a Note to a QIB (excluding transfers to Non U.S. Persons, which shall be governed by clause (c)):

(i)    if the Note to be transferred consists of (x) either Offshore Physical Securities prior to the removal of the Private Placement Legend or U.S. Physical Securities, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in the U.S. Global Securities, the transfer of such interest may be effected only through the book entry system maintained by the Depositary; and

(ii)   if the proposed transferee is an Agent Member, and the Notes to be transferred consist of U.S. Physical Securities which after transfer are to be evidenced by an interest in a U.S. Global Security, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the applicable U.S. Global Security in an amount equal to the principal amount of the U.S. Physical Securities to be transferred, and the Trustee shall cancel the U.S. Physical Securities so transferred.

(c)           The following provisions shall apply with respect to any transfer of a Note to a Non-U.S. Person:

(i)    prior to the 41st day after the date on which such Note is originally issued, the Registrar shall register any proposed transfer of a Note to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit C hereto from the proposed transferor and the Registrar shall register any proposed transfer to any Non-U.S. Person if the Note to be transferred is a U.S. Physical Security or an interest in U.S. Global Securities, upon receipt of a certificate substantially in the form of Exhibit C hereto from the proposed transferor;

(ii)   on or after the 41st day after the date on which such Note is originally issued, the Registrar shall register any proposed transfer of any Offshore Physical Security or Offshore Global Security without requiring any certification; and

(iii)  (a) if the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Securities, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) or (ii) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the U.S. Global Securities in an amount equal to the principal amount of the beneficial interest in the U.S. Global Securities to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Offshore Global Securities in an amount equal to the principal amount of the U.S. Physical Securities or the U.S. Global Securities, as the case may be, to be transferred, and the Trustee shall cancel the U.S. Physical Security, if any, so transferred or decrease the amount of the U.S. Global Security.

(d)           Upon the registration of transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the registration of transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the transferee certifies that it is not an Affiliate of the Company and the requested transfer is after the second anniversary of the later of (a) the date on which such Notes are originally issued and (b) the last date on which the Company or an Affiliate of the Company was the owner of such Notes (or any predecessor Securities) or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder or (ii) the circumstance contemplated by paragraph (c)(ii) of this Section 2.6 exists or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e)           By its acceptance of any Note bearing the Private Placement Legend, each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.6 in accordance with its customary procedures. The Company, at its own expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

ARTICLE THREE

OPTIONAL REDEMPTION OF
THE NOTES

SECTION  3.1. OPTIONAL REDEMPTION.

(a)           The Notes may be redeemed at the option of the Company, as a whole or from time to time in part, at the times and at the Redemption Price specified in the form of the Note attached hereto as Exhibit A.

ARTICLE FOUR

REPURCHASE OF NOTES
UPON CHANGE OF CONTROL

SECTION  4.1. REPURCHASE OF  NOTES UPON A CHANGE OF CONTROL.

(a)           Upon a Change of Control, each holder of the Notes shall have the right to require that the Company repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

(b)           Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of the Notes with a copy to the Trustee stating

(i)    that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Offer”),

(ii)   the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control),

(iii)  the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the “Repurchase Date”),

(iv)  that any Notes not tendered shall continue to accrue interest,

(v)   that any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date,

(vi)  that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date,

(vii) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such  Notes purchased, and

(viii)         that Holders which elect to have their Notes purchased only in part will be issued new Notes of the same series in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c)           On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers’ Certificate identifying the Notes or portions thereof tendered to the Company.

(d)           The Trustee shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such Holders a new Note of the same series in a principal amount equal to any unpurchased portion of the Notes surrendered. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

(e)           The Company shall comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

ARTICLE FIVE

ADDITIONAL COVENANTS APPLICABLE TO THE  NOTES

SECTION  5.1. RESTRICTIONS ON SECURED DEBT.

(a)           If the Company shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property or any capital stock or indebtedness held directly by the Company of any Subsidiary of the Company, the Company shall secure the Notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets of the Company.

(b)           The foregoing restriction shall not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of the Company, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of the Company or any Subsidiary, (d) liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any Note is authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900,000,000 at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive.

SECTION  5.2. RESTRICTIONS ON SALES AND LEASEBACKS.

(a)           The Company shall not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) the Company could incur a lien on such property under the restrictions described in Section 5.1 hereof in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (b) the Company, within 180 days after the sale or transfer by the Company, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased as determined by the board of directors of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (A) the principal amount of any Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (B) the principal amount of Funded Debt, other than Notes, voluntarily retired by the Company within 180 days after such sale or transfer; provided further that no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

ARTICLE SIX

ADDITIONAL EVENTS OF DEFAULT APPLICABLE

TO THE  NOTE

SECTION  6.1. ADDITIONAL EVENTS OF DEFAULT.

(a)           Pursuant to Section 6.1 (f) of the Indenture, an “Event of Default” shall be deemed to occur with respect to the Notes if an event of default, as defined in any indenture or instrument evidencing or under which the Company has as of the date of this Eleventh Supplemental Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (i) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (ii) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of the Company in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the Notes at the time outstanding; and provided further that if such default shall be remedied or cured by the Company or waived by the holder of such indebtedness, then the Event of Default described under this Eleventh Supplemental Indenture shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any Holder of Notes or any other person.

ARTICLE SEVEN

MISCELLANEOUS PROVISIONS

SECTION  7.1. RATIFICATION.

(a)           The Indenture, as supplemented by this Eleventh Supplemental Indenture, is in all respects ratified and confirmed. This Eleventh Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided herein and therein.

SECTION  7.2. COUNTERPARTS.

(a)           This Eleventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THE AES CORPORATION, as
the Issuer

		By:	/s/ VICTORIA HARKER
			Name:	Victoria Harker
			Title:	Executive Vice President and
Chief Financial Officer

Attest:

By:	/s/ BRIAN MILLER
	Name:	Brian Miller
	Title:	(VP) General Counsel and Secretary

WELLS FARGO BANK, N.A.,
as Trustee

		By:	/s/ JEFFERY ROSE
Name: Jeffery Rose
Title: Vice President

Attest:

By:	/s/ TIMOTHY P. MOWDY
Name: Timothy P. Mowdy
Title: Asst. Secretary

Exhibit A

[FORM OF NOTE]*

[FACE OF NOTE]

THE AES CORPORATION.

7.75% Senior Note due 2015

CUSIP No.
ISIN No.
No.	Principal Amount	$

THE AES CORPORATION, a Delaware corporation (the “Company”), for value received promises to pay to
                 or registered assigns, the principal sum of                    Dollars ($                  ) on October 15, 2015.

Interest Payment Dates: April 15 and October 15; commencing April 15, 2008.

Record Dates:  The fifteenth calendar day prior to each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which shall for all purposes have the same effect as if set forth at this place

* Add Private Placement Legend to Initial Note and, if applicable, Global Security Legend.

By:
Authorized Signature

By:
Authorized Signature

Dated:

Certificate of Authentication

This is one of the 7.75% Senior Notes due 2015 referred to in the within-mentioned Indenture.

Wells Fargo Bank, N.A., as Trustee

By:
Authorized Signatory

[REVERSE OF FORM OF NOTE]

THE AES CORPORATION

7.75% NOTE DUE 2015

1.             Interest. THE AES CORPORATION, a Delaware corporation (the “Company,” which definition shall include any successor thereto in accordance with the Indenture (as defined below), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the reverse side hereof at a rate of 7.75% per annum plus any Additional Interest payable pursuant to the Registration Rights Agreement. All references in this Note to “interest” shall mean and include any Additional Interest. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from October 15, 2007 through but excluding the date on which interest is paid. Interest shall be payable in arrears on October 15 and April 15 of each year (each an “Interest Payment Date”), commencing April 15, 2008. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

2.             Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date (each, a “Regular Record Date”). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. At the Company’s option, interest may be paid by check mailed to the registered address of the Holder of this Note.

3.             Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice.

4.             Indenture. The Company issued the Notes under an Indenture dated as of December 8, 1998 between the Company and the Trustee as supplemented by the Ninth Supplemental Indenture dated as of April 3, 2003 and the Eleventh Supplemental Indenture dated as of October 15, 2007 between the Company and the Trustee (said Indenture, as so supplemented, the “Indenture”). This Note is one of an issue of Securities of the Company issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and such Act for a statement of them. Capitalized terms used herein and not otherwise defined have the meanings set forth in the

Indenture. The Notes are general unsecured and unsubordinated obligations of the Company ranking pari passu with all of the Company’s unsecured and unsubordinated obligations. The Company may, subject to the terms of the Indenture and applicable law, issue Additional Notes under the Eleventh Supplemental Indenture. The Notes issued on October 15, 2007 and any additional Notes subsequently issued shall be treated as a single class for all purposes of the Eleventh Supplemental Indenture. The Indenture limits the ability of the Company to incur certain secured indebtedness and to enter into certain sale and leaseback transactions.

5.             Optional Redemption. The Notes are subject to redemption upon not less than 30 nor more than 60 days notice mailed to each holder of  Notes to be redeemed at its address appearing in the Security Register, at any time prior to maturity as a whole or in part, at the election of the Company at a price (the “Redemption Price”) equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

“Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed.

“Reinvestment Rate” means 0.50% (one-half of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

6.             Change of Control Offer. Upon the occurrence of a Change of Control, the Company shall be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (subject to the right of the Holders of record on the relevant date to receive interest due on the relevant interest payment date).

7.             Sinking Fund. No sinking fund is provided for the Notes.

8.             Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes or portion of a Note selected for redemption, or transfer or exchange any Notes for a period of 15 days before selection of such Notes to be redeemed.

9.             Persons Deemed Owners. The registered holder of a Note may be treated as the owner of it for all purposes.

10.           Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

11.           Amendment, Supplement, Waiver. The Company and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder in any material respect. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities of all series affected, subject to certain exceptions requiring the consent of the Holders of the particular Securities.

12.           Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article 5 of the Indenture, the predecessor corporation, subject to certain exceptions, will be released from those obligations.

13.           Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.1(d) or (e) of the Indenture with respect to the Company) occurs and is continuing, then the holders of not less than 25% in aggregate principal amount of the outstanding Notes may, or the Trustee may, declare the principal of, plus accrued interest, if any, to be due and payable immediately. If an Event of Default specified in Section 6.1(d) or (e) of the Indenture with respect to the Company occurs and is continuing, the principal of and accrued interest on all of the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding  Securities of all series issued under the Indenture that are affected may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

14.           Trustee Dealing with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

15.           No Recourse Against Others. A director, officer, employee, stockholder or beneficiary, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.           Defeasance. The Indenture contains provisions (which provisions apply to this Note) for defeasance at any time of (a) the entire indebtedness of the Company in respect of this Note and (b) certain restrictive covenants and Defaults and Events of Default, in each case upon compliance by the Company with certain conditions set forth therein.

17.           Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

18.           Abbreviations. Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as:  TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.           GOVERNING LAW. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

The Company will furnish to any Holder of Notes upon written request and without charge a copy of the Indenture. Requests may be made to:

THE AES CORPORATION

4300 Wilson Boulevard

Arlington, Virginia 22203

Telephone:  (703) 522-1315

Telecopy:  (703) 558-4879

Attention:  Legal Department

ASSIGNMENT FORM

If you the holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended

OPTION OF HOLDER TO ELECT TO PURCHASE

Wells Fargo Bank, N.A.	[Date]
Corporate Trust Services
625 Marquette Avenue
MAC N9311-110
Minneapolis, MN. 55479
Attn: AES Corporation Administrator

Attention:

Re:	The AES Corporation
7.75% Senior Notes due 2015 (the “Notes”)

The undersigned hereby elects to have [all] [a portion of] its Notes purchased by the Company pursuant to Section 4.1 of the Indenture.

If the undersigned elects to have only part of its Notes purchased by the Company pursuant to Section 4.1 of the Indenture, state the principal amount (in multiples of $1,000):

$

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

[Check One]

(1)	—	to the Company; or

(2)	—	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	—

To an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	—	outside the United States to a Person that is not a U.S. Person in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	—	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(6)	—	pursuant to an effective registration statement under the Securities Act; or

(7)	—	pursuant to another available exemption from the registration requirements of the Securities Act;

and unless the box below is checked, the undersigned confirms that such Security is not being transferred to an “affiliate” of the Company as defined in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”):

☐            The transferee is an Affiliate of the Company.

Unless one of the items is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4), (5) or (7) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Company have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.6 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Exhibit B

Form of Certificate to be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors

[Date]

Attention:

Re:          The AES Corporation
7.75% Senior Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed purchase of The AES Corporation (the “Company”), we confirm that:

1.             We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the indenture relating to the Notes and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any Notes prior to the date which is two years after the original issuance of the Notes, we will do so only (i) to the Company or any of their subsidiaries, (ii) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture relating to the Notes), a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes and, if such transfer is in respect of any aggregate principal amount of Notes of less than $250,000, also furnishes an opinion of counsel acceptable to the Company that such transfer complies with the Securities Act, (iv) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided

B-1

by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

3.             We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Company such certification, legal opinions and other information as the Trustee and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us shall bear a legend to the foregoing effect.

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

5.             We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion, and we are not acquiring the Notes with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

6.             The principal amount of the Notes to which this Certificate relates is $           .

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

By:
Name:
Title:

B-2

Exhibit C

Form of Certificate to Be
Delivered in Connection with
Transfers Pursuant to Regulation S

Wells Fargo Bank, N.A.	[Date]
Corporate Trust Services
625 Marquette Avenue
MAC N9311-110
Minneapolis, MN. 55479
Attn: AES Corporation Administrator

Attention:

Re:          The AES Corporation
7.75% Senior Notes due 2015 (the “Notes”)

In connection with our proposed sale of $               aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

1.             the offer of the Notes was not made to a person in the United States;

2.             either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

3.             no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

4.             the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

5.             we have advised the transferee of the transfer restrictions applicable to the Notes.

C-1

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2